EXHIBIT 5.1

February 20, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:	CAPITAL TITLE GROUP, INC. – 1996 STOCK OPTION PLAN AND NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Ladies and Gentlemen:

We have acted as counsel to Capital Title Group, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 3,250,000 shares of its Common Stock, $0.001 par value per share, issuable pursuant to the Company’s 1996 Stock Option Plan, as amended and restated effective as of May 23, 2003 (the “1996 Plan”), and 380,000 shares of its Common Stock, $0.001 par value per share, issuable pursuant to the Company’s Non-Employee Directors Stock Option Plan, as amended and restated effective as of May 23, 2003 (the “Non-Employee Directors Plan”) (the shares of Common Stock issued pursuant to the 1996 Plan and the Non-Employee Directors Plan are together referred to as the “Shares”).

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, the 1996 Plan, the Non-Employee Directors Plan, the Certificate of Incorporation, and the Bylaws of the Company, including all amendments thereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have further assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the forgoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the 1996 Plan or the Non-Employee Directors Plan, as applicable, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.

Squire, Sanders & Dempsey L.L.P.